EXHIBIT 99.1

Investor Contact:
Dominick Ragone
Chief Financial Officer
(646) 861-7500

For Release:  November 5, 2010

Icahn Enterprises L.P. Reports Third Quarter Financial Results

New York, NY – Icahn Enterprises L.P. (NYSE: IEP) reported revenues of $2,825 million for the three months ended September 30, 2010 as compared to $2,343 million for the three months ended September 30, 2009.  Net income attributable to Icahn Enterprises was $298 million for the three months ended September 30, 2010, or $3.48 per LP unit, compared to net income of $116 million or $1.44 per LP unit in the prior year period. Net income for the quarter was primarily driven by the strong performance of our investment management segment, which had gross returns of 13.9%.

For the nine months ended September 30, 2010, revenues were $6,631 million as compared to $6,742 million for the nine months ended September 30, 2009.  Net income attributable to Icahn Enterprises was $117 million for the nine months ended September 30, 2010, or $1.39 per LP unit, compared to net income of $254 million or $3.15 per LP unit in the prior year period. Gross returns for our Investment Management segment were 11.2% for the nine months ended September 30, 2010.

Conference Call Information

Icahn Enterprises L.P. will discuss its third quarter results on a conference call and Webcast on Friday, November 5, 2010 at 10:00 a.m. EDT.  The Webcast can be viewed live on Icahn Enterprises L.P.’s website at www.icahnenterprises.com.  It will also be archived and made available at www.icahnenterprises.com under the Investor Relations section.  The toll-free dial-in number for the conference call in the United States is (800) 938-1410.  The international number is (702) 696-4768.  The access code for both is 19394378.
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Icahn Enterprises L.P. (NYSE: IEP), a master limited partnership, is a diversified holding company engaged in seven primary business segments: Investment Management, Automotive, Railcar, Food Packaging, Metals, Real Estate and Home Fashion.

Caution Concerning Interim Results and Forward-Looking Statements

Results for any interim period are not necessarily indicative of results for any full fiscal period.  This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries. Among these risks and uncertainties are risks related to economic downturns, substantial competition and rising operating costs; risks related to our investment management activities, including the nature of the investments made by the private funds we manage, losses in the private funds and loss of key employees; risks related to our automotive activities, including exposure to adverse conditions in the automotive industry, and risks related to operations in foreign countries; risks related to our railcar activities, including reliance upon a small number of customers that represent a large percentage of  revenues and backlog, the health of and prospects for the overall railcar industry and the cyclical nature of the railcar manufacturing business; risks related to our food packaging activities, including competition from better capitalized competitors, inability of its suppliers to timely deliver raw materials, and the failure to effectively respond to industry changes in casings technology;  risks related to our scrap metals activities, including potential environmental exposure; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies; risks related to our home fashion operations, including changes in the availability and price of raw materials, and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. Past performance in our Investment Management segment is not necessarily indicative of future performance. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

APPENDIX I
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
In millions except per unit data

	Three Months Ended
	September 30,
	2010	2009
	(Unaudited)

Revenues	$2,825	$2,343
Expenses	2,053	1,875
Income from continuing operations
before income tax (expense) benefit	772	468
Income tax (expense) benefit	(7)	4
Income from continuing operations	765	472
Loss from discontinued operations	-	(1)

Net income	765	471

Less: net income attributable to non-controlling interests	(467)	(355)
Net income attributable to Icahn Enterprises	$298	$116

Net income attributable to Icahn Enterprises from:
Continuing operations	$298	$117
Discontinued operations	-	(1)
	$298	$116

Basic income (loss) per LP unit:
Income from continuing operations	$3.48	$1.45
Income (loss) from discontinued operations	0.00	(0.01)
	$3.48	$1.44
Basic weighted average LP units outstanding	84	75

Diluted income (loss) per LP unit:
Income from continuing operations	$3.35	$1.40
Income (loss) from discontinued operations	0.00	(0.01)
	$3.35	$1.39
Diluted weighted average LP units outstanding	89	84

APPENDIX II
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
In millions except per unit data

	Nine Months Ended
	September 30,
	2010	2009
	(Unaudited)

Revenues	$6,631	$6,742
Expenses	6,119	5,521
Income from continuing operations
before income tax (expense) benefit	512	1,221
Income tax (expense) benefit	(19)	20
Income from continuing operations	493	1,241
Income from discontinued operations	-	1

Net income	493	1,242

Less: net loss attributable to non-controlling interests	(376)	(988)
Net income attributable to Icahn Enterprises	$117	$254

Net income attributable to Icahn Enterprises from:
Continuing operations	$117	$253
Discontinued operations	-	1
	$117	$254

Basic income per LP unit:
Income from continuing operations	$1.39	$3.13
Income from discontinued operations	0.00	0.02
	$1.39	$3.15
Basic weighted average LP units outstanding	83	75

Diluted income per LP unit:
Income from continuing operations	$1.39	$3.04
Income from discontinued operations	0.00	0.01
	$1.39	$3.05
Diluted weighted average LP units outstanding	83	79

APPENDIX III
CONSOLIDATED BALANCE SHEETS
In millions except unit amounts

	September 30,	December 31,
	2010	2009
ASSETS	(Unaudited)

Cash and cash equivalents	$2,261	$2,256
Cash held at consolidated affiliated partnerships and
restricted cash	1,943	3,336
Investments	6,882	5,405
Accounts receivable, net	1,384	1,139
Due from brokers	35	56
Inventories, net	1,175	1,091
Property, plant and equipment, net	3,015	2,958
Goodwill	1,095	1,083
Intangible assets, net	979	1,007
Other assets	554	555
Total Assets	$19,323	$18,886

LIABILITIES AND EQUITY
Accounts payable	$764	$628
Accrued expenses and other liabilities	1,922	1,993
Securities sold, not yet purchased, at fair value	887	2,035
Due to brokers	803	376
Post-employment benefit liability	1,228	1,413
Debt	5,966	5,186
Preferred limited partner units	-	136
Total liabilities	11,570	11,767

Equity:
Limited partners:
Depositary units: 92,400,000 authorized; issued
85,865,619 and 75,912,797 at September 30, 2010 and
December 31, 2009; outstanding 84,728,419 and
74,775,597 at September 30, 2010 and December 31,
2009, respectively	3,443	2,828
General partner	(282)	18
Treasury units at cost: 1,137,200 depositary units	(12)	(12)
Equity attributable to Icahn Enterprises	3,149	2,834
Equity attributable to non-controlling interests	4,604	4,285
Total equity	7,753	7,119
Total Liabilities and Equity	$19,323	$18,886